SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or  ss. 240.14a-12

                              Jackson Hewitt Inc.
                (Name of Registrant as Specified in its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:


         2)       Form, Schedule or Registration Statement No.:


         3)       Filing Party:


         4)       Date Filed:

                              JACKSON HEWITT INC.
                                4575 Bonney Road
                         Virginia Beach, Virginia 23462

                               September 26, 1997

Dear Shareholder:

         You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Jackson Hewitt Inc. that will be held at Grand Affairs, 2036 East Pleasure House Road, Virginia Beach, VA 23455, at 9:00 a.m. Eastern Time, on Thursday, October 30, 1997.

         Enclosed are a Notice of the Annual Meeting, a Proxy Card, and a Proxy Statement containing information about the matters to be acted upon at the meeting. Directors and Officers of the Company, as well as a representative of KPMG Peat Marwick LLP, will be present at the Annual Meeting to respond to any questions our shareholders may have.

         It is important that your shares be represented at the meeting. Accordingly, we urge you to sign and date the enclosed Proxy Card and promptly return it to us in the enclosed, self-addressed, postage paid envelope, even if you are planning to attend the meeting. If you attend the meeting, you may vote in person even if you have previously returned your Proxy Card.

         We look forward to the 1997 Annual Meeting of Shareholders and we hope you will attend the meeting or be represented by Proxy.

                                          Sincerely,



                                          Keith E. Alessi
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                              JACKSON HEWITT INC.
                                4575 Bonney Road
                         Virginia Beach, Virginia 23462

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                           THURSDAY, OCTOBER 30, 1997


TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Jackson Hewitt Inc. will be held at Grand Affairs, 2036 East Pleasure House Road, Virginia Beach, VA 23455, at 9:00 a.m. Eastern Time, on Thursday, October 30, 1997, for the following purposes:

         1. To approve an amendment to the Company's Articles of Incorporation to create a classified Board of Directors.

         2.       To elect a total of five (5) directors:

                  2.1 One (1) of whom will be a Class A director to hold office for a term of one year and until his successor is elected and qualified; and

                  2.2 Two (2) of whom will be Class B directors to hold office for a term of two years and until their successors are elected and qualified; and

                  2.3 Two (2) of whom will be Class C directors to hold office for a term of three years and until their successors are elected and qualified.

         3. To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to 30 million.

         4. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the ensuing year.

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. The Board of Directors has established the close of business on September 11, 1997 as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                           By Order of the Board of Directors


                                           Christopher Drake, Secretary
Virginia Beach, Virginia

September 26, 1997

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                PROXY STATEMENT

         This Proxy Statement and the enclosed proxy card (the "Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Jackson Hewitt Inc. (the "Company") to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at Grand Affairs, 2036 East Pleasure House Road, Virginia Beach, VA 23455, at 9:00 a.m. Eastern Time, Thursday, October 30, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

         Only shareholders of record at the close of business on September 11, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and the enclosed Proxy are being mailed on or about September 26, 1997.

                             REVOCABILITY OF PROXY

         Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a shareholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

                         PERSON MAKING THE SOLICITATION

         The cost of soliciting Proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist in the solicitation of Proxies from brokers and nominees for a fee of approximately $4,500 plus out-of-pocket expenses. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to the beneficial owners and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some shareholders if Proxies are not received promptly, for which no additional compensation will be paid.

                        VOTING SHARES AND VOTE REQUIRED

         On the Record Date, the Company had 6,611,810 shares of common stock outstanding (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting.

         The affirmative vote of more than two-thirds of the outstanding shares of Common Stock is required to approve the proposed amendments to the Company's Articles of Incorporation to create a classified Board of Directors and to increase the number of shares of Common Stock the Company is authorized to issue. Directors are elected by a plurality of the votes cast. A majority of the votes cast is required to ratify the appointment of auditors. Because an affirmative vote of more than two-thirds of the outstanding shares of Common

Stock is necessary to approve the proposed amendments to the Company's Articles of Incorporation, abstentions and broker non-votes will have the same effect as a vote against such proposed amendments. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on the Company's understanding of state law requirements and the Company's Articles of Incorporation and Bylaws.

         All shareholder meeting proxies, ballots, and tabulations that identify individual shareholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any shareholder be disclosed except as may be necessary to meet legal requirements and the laws of Virginia. The votes will be counted and certified by First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154, which will act as the inspector of election.

         Unless specified otherwise, the Proxy will be voted (i) FOR the proposed amendment to the Company's Articles of Incorporation to create a classified Board of Directors, (ii) FOR the election of the nominee to serve as a Class A director of the Company until the 1998 Annual Meeting of Shareholders and until his successor is duly elected and qualified, (iii) FOR the election of the two nominees to serve as Class B directors of the Company until the 1999 Annual Meeting of Shareholders and until their successors are duly elected and qualified, (iv) FOR the election of the two nominees to serve as Class C directors of the Company until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified, (v) FOR the proposed amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue, and (vi) FOR the ratification of the appointment of auditors. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 10, 1997, of
(i) each of the Company's directors and executive officers who own Common Stock;
(ii) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock; (iii) certain former executive officers of the Company; and (iv) all of the Company's directors and current executive officers as a group. The number of shares beneficially owned by each person shown in the table below is determined under the rules of the Securities and Exchange Commission ("SEC") and such information is not necessarily indicative of beneficial ownership for any other purpose.

                                                  Beneficial Ownership(1)
                                                  -----------------------
        Name Of
Beneficial Owner(2)                                 Number       Percent
-------------------                                 ------       -------
Keith E. Alessi                                     102,951        1.6
Harry W. Buckley                                      2,000(3)       *
Harry S. Gruner(4)                                  243,735(5)     3.7
Michael E. Julian, Jr.                               12,000(3)       *
William P. Veillette                                138,562(6)     2.1
Paul Grunberg(7)                                    355,882(8)     5.4
Geocapital Partners(9)                              455,370(10)    6.9
Martin B. Mazer                                       2,050(11)      *
John T. Hewitt(12)                                  174,434        2.6
Thomas P. Czaplicki(13)                              31,118(14)      *
All directors and executive officers as a           505,463        7.8
group (9 persons)


* Indicates ownership of less than one percent.

(1) Unless otherwise noted, sole voting and dispositive power is possessed with respect to all shares of Common Stock shown.

(2) Unless otherwise noted, the address of each of the foregoing is c/o the Company at 4575 Bonney Road, Virginia Beach, Virginia 23462.

(3) Represents options to purchase 2,000 shares of Common Stock that were granted pursuant to the Company's Non-Employee Director Stock Option Plan ("Director Plan").

(4) Mr. Gruner's address is 1119 St. Paul's Street, Baltimore, Maryland 21202.

(5) Includes 233,235 shares owned by JMI Equity Fund, L.P. ("JMI Equity"). Mr. Gruner is a general partner of JMI Equity, and he has shared voting and investment power with respect to such shares.

(6) Includes (i) 29,300 shares owned jointly by Mr. William Veillette and his wife, Tracy Veillette; (ii) 12,310 shares owned jointly by Mr. William Veillette and his sister, Sally Veillette; (iii) 12,310 shares owned jointly by Mr. William Veillette and his sister, Jeanne Bowerman; (iv) 50,000 shares owned by the Veillette Family Trust, of which Mr. William Veillette shares voting and investment powers; and (v) 265 shares owned jointly by Mr. William Veillette and his son, Peter J. Veillette. Also includes options to purchase 4,400 shares of Common Stock granted pursuant to the Director Plan. Does not include (i) 3,487 shares owned individually by Mr. Veillette's wife, Tracy Veillette, or (ii) 5,000 shares owned jointly by Tracy Veillette and Susan Veillette.

(7) Mr. Grunberg's address is Route #2, Box 171, Valatie, New York 12184.

(8) Does not include 105,273 shares owned individually by Mr. Grunberg's wife. Mr. Grunberg disclaims beneficial ownership of these shares.

(9) Geocapital Partners' address is 2115 Linwood Street, Fort Lee, New Jersey 07024.

(10) Consists of 222,134 shares held of record by Geocapital II, L.P. and 233,236 shares held of record by Geocapital III, L.P. The sole general partner of Geocapital II, L.P., Softven Management, L.P., of which Stephen J. Clearman, Irwin Lieber, James Harrison, and BVA Associates are general partners, exercises voting and investment power with respect to the shares held by Geocapital II, L.P. The sole general partner of Geocapital III, L.P., Geocapital Management, L.P., of which Stephen J. Clearman, Lawrence W. Lepard, Richard A. Vines, and BVA Associates III are general partners, exercises voting and investment power with respect to the shares held by Geocapital III, L.P.

(11) Includes options to purchase 1,600 shares of Common Stock that were granted pursuant to the Company's 1994 Long-Term Incentive Plan (the "Incentive Plan").

(12) Mr. Hewitt's address is 2532 San Marco Court, Virginia Beach, Virginia
23456.

(13) Mr. Czaplicki's address is 4907 Rambling Rose Place, Tampa, Florida 33624.

(14) Includes options to purchase 1,300 shares of Common Stock granted pursuant to the Incentive Plan.

                           PROPOSAL 1. APPROVAL OF A
                         CLASSIFIED BOARD OF DIRECTORS

         The Company's Board of Directors has approved and recommended that the shareholders of the Company approve an amendment to the Company's Articles of Incorporation to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office.

         Virginia law permits the Company to include a provision in its Articles of Incorporation that provides for a classified board of directors. The proposed classified board amendment to the Company's Articles of Incorporation and conforming amendments to the Bylaws would provide that directors will be classified into three classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the 1998 Annual Meeting of Shareholders; another class would hold office initially for a term expiring at the 1999 Annual Meeting of Shareholders; and another class would hold office initially for a term expiring at the 2000 Annual Meeting of Shareholders. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election, and until their successors have been duly elected and qualified. Under Virginia law, directors chosen to fill vacancies on the classified board would hold office until the next shareholders' meeting at which directors were elected, even if a new director was filling an unexpired term in a class with more than one year remaining in its term.

         In addition, the proposed amendment provides that directors may only be removed by shareholders for cause. Virginia law provides that directors may be removed by shareholders with or without cause, unless a corporation's articles of incorporation provide that directors may be removed only with cause. See

"Proposal 2. Election of Directors" for information regarding the directors-nominees and the composition of each class of directors if this proposal is adopted. If the proposed amendment to the Company's Articles of Incorporation is not approved, the five nominees to serve as directors will be nominated to serve a one-year term until the 1998 Annual Meeting of Shareholders and until their successors are elected and qualified.

         Shareholders should be aware that the proposed classified board will extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company. If the Company implements a classified board of directors, it will take at least two annual meetings for a majority of shareholders to make a change in control of the Board of Directors.

         The Company's Board of Directors has observed that certain tactics, including the accumulation of substantial stock positions as a prelude to an attempted takeover or significant corporate restructuring, have become relatively common in corporate takeover practice. The Board of Directors is of the opinion that such tactics can be highly disruptive to a company and can result in dissimilar treatment of a company's shareholders. The Board of Directors believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company's shareholders in the event of an unsolicited offer to acquire control of the Company. The Board also believes that making directors removable only for cause will ensure that the purpose of having a classified board as an anti-takeover measure will not be circumvented by removing directors without cause. The classified board proposal is also designed to assure continuity and stability in the Board of Directors' leadership and policies. Although the Board may review other possible anti-takeover programs, the Board has no present intention of proposing additional amendments to the Articles of Incorporation that would affect the ability of a third party to change control of the Company.

         Because of the additional time required to change control of the Board of Directors, and the requirement that directors be removed only for cause, the classified board proposal will tend to perpetuate present management. In addition, because the classified board proposal will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of the Company's outstanding stock, it will tend to discourage certain tender offers, including some tender offers that shareholders may feel would be in their best interests. However, the proposal is not intended as a takeover-resistive measure in response to a specific threat. The classified board proposal will also make it more difficult for the Company's shareholders to change the composition of the Board of Directors even if the shareholders believe such a change would be desirable.

         A copy of the proposed amendment to the Company's Articles of Incorporation is attached to this Proxy Statement as Exhibit A.

         A majority of the Company's shareholders voted in favor of a similar amendment to the Company's Articles of Incorporation at the 1996 Annual Meeting, but the proposal did not receive sufficient votes to overcome the requirement that more than two-thirds of all outstanding shares of Common Stock approve the amendment. As the Board of Directors believes this amendment is in the best interests of the Company's shareholders, it decided to place this proposal before the shareholders again this year.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CREATE A CLASSIFIED BOARD OF DIRECTORS.

                       PROPOSAL 2. ELECTION OF DIRECTORS

         Subject to approval of the proposed amendment to the Company's Articles of Incorporation to create a classified board of directors, the Board of Directors will be divided into three classes, Class A, Class B, and Class C, as such directors are elected at the 1997 Annual Meeting. The initial term of the Class A Director elected at the 1997 Annual Meeting will expire at the Company's 1998 Annual Meeting. The initial terms of the Class B directors elected at the 1997 Annual Meeting will expire at the 1999 Annual Meeting. The initial terms of the Class C directors elected at the 1997 Annual Meeting will expire at the 2000 Annual Meeting. Assuming the passage of Proposal 1, commencing with the 1998 Annual Meeting, Class A Directors elected at that meeting will be elected to serve for three years and until their successors are duly elected and qualified; and Class B Directors and Class C Directors will not stand for reelection to a three year term until the 1999 and 2000 Annual Meeting, respectively. If the proposal to create a classified board is not approved, all five director-nominees will be nominated to serve a one-year term.

         One person has been nominated by the Board of Directors to serve as a Class A Director until the 1998 Annual Meeting of Shareholders, two persons have been nominated by the Board of Directors to serve as the Class B Directors until the 1999 Annual Meeting of Shareholders, and two persons have been nominated by the Board of Directors to serve as the Class C Directors until the 2000 Annual Meeting of Shareholders.

         The Board of Directors recommends that (i) the nominee to serve as the Class A Director, Harry S. Gruner, be elected to serve as the Class A Director until the 1998 Annual Meeting of Shareholders, (ii) the two nominees to serve as Class B Directors, Keith E. Alessi and William P. Veillette, be elected to serve as the Class B Directors until the 1999 Annual Meeting of Shareholders, and
(iii) the two nominees to serve as Class C Directors, Harry W. Buckley and Michael E. Julian, Jr., be elected to serve as the Class C Directors until the 2000 Annual Meeting of Shareholders. Proxies received by the Company will be voted for the election of all five nominees unless marked to the contrary. A shareholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees are currently members of the Board of Directors and all have consented to be named and have indicated their intent to serve, if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

         The following information relates to the Company's nominees for directors. There are no family relationships among any of the nominees nor among any of the nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

                                  Proposal 2.1

Nominee for Class A Director Whose Term Will Expire in 1998

         Mr. Gruner, 37, has been a general partner of JMI Equity Fund, a private equity investment partnership, since November 1992. From August 1986 to October 1992, Mr. Gruner was employed by Alex. Brown & Sons Incorporated and was a principal at the time of his departure. Mr. Gruner is also a director of Brock International, Inc., a developer, marketer and supporter of software systems, The META Group, Inc., a syndicated information technology research company, Hyperion Software, Inc., a financial software company, V-One Corporation, a security software company, Optika Imaging, Inc., an imaging software company, and numerous privately held companies. Mr. Gruner is a member of the Audit Committee and the Compensation Committee. He has been a director since 1995.

                                  Proposal 2.2

Nominees for Class B Directors Whose Terms Will Expire in 1999

         Mr. Alessi, 41, is President and Chief Executive Officer of the Company, a position he has held since June 1996. Mr. Alessi was elected to the Board of Directors in January 1996 and was elected Chairman of the Board in September 1996. Prior to that time, Mr. Alessi, a certified public accountant, served Farm Fresh, Inc. ("Farm Fresh") as its Vice Chairman, Secretary, Treasurer and Chief Financial Officer from 1994 to 1996. From 1992 until 1994, Mr. Alessi was Chairman and Chief Executive Officer of Virginia Supermarkets, Inc. From 1988 through 1992, Mr. Alessi was employed by Farm Fresh and served as President and Chief Operating Officer at the time he left Farm Fresh. Mr. Alessi is also a director of Cort Business Services, Inc., Town Sports International, Inc., and Shoppers Food Warehouse Corp.

         Mr. Veillette, 36, is a District Manager for Otis Elevator Company, a position he has held since 1992. From 1990 until 1992, he was an Account Manager for Otis Elevator Company, and from 1988 to 1990, he was a Development Associate for the Trammell Crow Company. Mr. Veillette has been a director since 1993 and is a member of the Audit Committee and the Compensation Committee.

                                  Proposal 2.3

Nominees for Class C Directors Whose Terms Will Expire in 2000

         Mr. Buckley, 52, was President and Chief Executive Officer of H&R Block Tax Service, Inc., a subsidiary of H&R Block, Inc. ("H&R Block"), from 1988 until 1995, at which time he resigned. Mr. Buckley was appointed to the

Board of Directors of the Company in January 1997, and he is a member of the Audit Committee and the Compensation Committee.

         Mr. Julian, 46, is the President and Chief Executive Officer of Jitney-Jungle Stores of America, Inc. ("Jitney Jungle"), a regional supermarket chain in Mississippi, a position he has held since March 1997. Prior to that time, Mr. Julian was employed by Farm Fresh and FF Holdings Corporation, Farm Fresh's parent company, serving as Executive Vice President and Chief Operating Officer in 1987, as Chief Executive Officer from 1988 until 1997, and as President from 1992 until 1997. Mr. Julian has served as a director of Jitney Jungle since March 1996. He was appointed to the Board of Directors of the Company in January 1997, and is a member of the Audit Committee and the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FIVE NOMINEES TO SERVE AS DIRECTORS.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors held 12 meetings during the Company's fiscal year ended April 30, 1997 ("1997 Fiscal Year"). In accordance with the Rules of the NASDAQ National Market System, Messrs. Buckley, Gruner, Julian and Veillette are independent directors. During the 1997 Fiscal Year, each member of the Board of Directors participated in more than 75% of meetings of the Board of Directors and meetings of the applicable committees during the period for which he or she was a director. The Company reimburses all of its directors for travel and out of pocket expenses in connection with their attendance at meetings of the Board of Directors. Non-employee directors receive $12,000 a year in director fees and are also eligible to participate in the 1996 Non-Employee Director Stock Option Plan.

         The Board of Directors has established Audit and Compensation Committees. The members of these committees are noted in the director biographies set forth elsewhere in this Proxy Statement. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls. The Audit Committee held one meeting in the 1997 Fiscal Year. The Compensation Committee makes recommendations to the Board of Directors as to, among other things, the compensation of the Chief Executive Officer and designated other members of senior management, as well as new compensation and stock plans. The Compensation Committee met two times in the 1997 Fiscal Year. The Board of Directors has no standing Nominating Committee; however, the Board of Directors serves as a Nominating Committee of the whole.

         The Company will consider director-nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has it established any procedure for this purpose for the Annual Meeting other than as set forth in the Bylaws of the Company.
Section 2.6 of the Company's Bylaws provides that nominations for directors by shareholders must be made by a written notice (the "Nomination Notice") containing the following information: (1) as to each individual nominated, (i) the name, date of birth, business address and residence of such individual, (ii) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities as may be sufficient to permit assessment of his or her prior business experience, (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (iv) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940; and (v) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal or state government or governmental agency, or any proceeding in bankruptcy, which may be material to an evaluation of the ability or integrity of the nominee. In addition, the person submitting the Nomination Notice must provide certain information regarding his beneficial ownership of the Common Stock of the Company. The nominee must consent to being named in a proxy statement as a nominee and to serve as a director if elected. The Nomination Notice must be delivered to the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the 7th day following the date on which notice of such meeting is first given to the Company's shareholders. The Company did not receive any Nomination Notices relating to directors to be elected at the 1997 Annual Meeting.

                             EXECUTIVE COMPENSATION

Executive Compensation Tables

         The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the years ended April 30, 1997, 1996, and 1995, to its current Chairman, President, and Chief Executive Officer, its former President and Chief Executive Officer, and other current and former executive officers of the Company whose combined salary and bonus exceeded $100,000 in 1997 (collectively, the "Named Executive Officers").

                           Summary Compensation Table



                                                                                            Long-Term
                                                                                          Compensation
                                                                                            Number Of
                                                                                           Securities
                                                      Annual Compensation(1)               Underlying
                                                                                             Options          All Other
Name And Principal Position                      Year      Salary ($)     Bonus ($)          (#)(2)        Compensation ($)
---------------------------                      ----      ----------     ---------          ------        ----------------
Keith E. Alessi................................   1997       $153,461      $130,000         268,065(4)      $     --
Chairman, President, and Chief                    1996             --            --          10,000(5)           3,500(6)
Executive Officer(3)

Martin B. Mazer................................   1997         73,425        41,250           4,000                650(7)
Vice President of Franchise                       1996         71,134         3,912           2,000                 --
Development and Corporate                         1995         67,191            --           1,000                 --
Offices

John T. Hewitt.................................   1997         75,932            --             --             227,514(9)
Former President and                              1996        107,858       115,000          20,000                 --
Chief Executive Officer(8)                        1995        200,299            --          13,000                 --

Thomas P. Czaplicki............................   1997         66,501        41,250           6,500              1,565(7)
Former Vice President                             1996         39,316        15,000             --                  --
of Corporate Development(10)

---------------------

(1) Does not include perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers.

(2) Granted pursuant to the Company's Incentive Plan unless otherwise indicated.

(3) Mr. Alessi became President and Chief Executive Officer in June 1996. He was appointed to the Board of Directors in January 1996.

(4) Mr. Alessi exercised 46,226 of these options in June 1997 at an exercise price of $4.81 per share. See " -- Employment Agreement."

(5) Granted pursuant to the Director Plan when Mr. Alessi was a non-employee director.

(6) Represents director fees paid prior to Mr. Alessi's employment with the Company.

(7) Represents matching contributions made by the Company pursuant to its 401(k) Plan.

(8) Mr. Hewitt resigned as President and Chief Executive Officer of the Company in September 1996.

(9) Represents cancellation of indebtedness to the Company in the amount of $115,827 and non-competition payments in the amount of $111,687 in connection with Mr. Hewitt's resignation from the Company. See "Certain Transactions."

(10) Mr. Czaplicki joined the Company in June 1995 and resigned in March 1997.

         The following table provides a summary of compensation related stock options granted to the Named Executive Officers during the year ended April 30, 1997.

                   Stock Option Grants In The Last Fiscal Year


                                Number of
                               Securities      Percent of Total   Exercise
                               Underlying      Options Granted     or Base
                                 Options       to Employees in     Price                             Grant Date
Name                            Granted          Fiscal Year       ($/SH)        Expiration Date       Value(1)
----                           -----------       -----------      ---------      ---------------       --------
Keith E. Alessi                  268,065            69.0%           $4.81       June 17, 2006(2)     $1,065,140
Martin B. Mazer                    4,000             1.0             5.75         May 1, 2006(3)         15,217
Thomas P. Czaplicki                6,500             1.7             5.75         May 1, 2006(3)         24,728

----------------------

(1) Value determined using the Black Scholes Option-Pricing Model with the following weighted average assumptions: no dividend yield, expected volatility of 73%, risk free interest rate of 6.69%, and expected life of 10 years in the case of Mr. Alessi's options and six years in the case of Messrs. Mazer's and Czaplicki's options. The actual value, if any, that may be realized on the options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there can be no assurance that the value realized on the options will be at or near the value estimated by the Black-Scholes Model.

(2) The options vest in four equal, annual increments commencing June 18, 1997 and ending June 18, 2000. Each increment expires June 17, 2006.

(3) The options vest in five equal, annual increments commencing May 1, 1997 and ending May 1, 2001. Each increment expires five years after vesting.

         The following table sets forth information for the Named Executive Officers concerning stock option exercises during the year ended April 30, 1997 and unexercised options held as of April 30, 1997.

               Option Exercises And Fiscal Year-End Option Values


                                                             Number of Securities Underlying      Value of Unexercised In The
                                                                       Unexercised                     Money Options At
                                                                Options At Fiscal Year-End           Fiscal Year-End($)(1)
                              Shares                         -------------------------------      ---------------------------
                             Acquired
Name                       on Exercise     Value Realized     Exercisable     Unexercisable     Exercisable      Unexercisable
----                       -----------     --------------     -----------     -------------     -----------      -------------
Keith E. Alessi               4,000           $5,560(2)              0           274,065              0           $1,468,355(3)
Martin B. Mazer                 --               --                400             5,600          2,650(4)            28,100(5)
Thomas P. Czaplicki             --               --                  0             6,500(6)           0               29.439(7)

-------------

(1) The closing sale price of the Company's Common Stock on the Nasdaq National Market on April 30, 1997 was $10.125 per share.

(2) Represents difference between exercise price of $2.86 per share and closing sale price of the Company's Common Stock on the Nasdaq National Market on date of exercise.

(3) Represents 6,000 options exercisable at $2.86 per share and 268,065 options exercisable at $4.81 per share.

(4) Exercisable at $3.50 per share.

(5) Represents 1,600 options exercisable at $3.50 per share and 4,000 options exercisable at $5.75 per share.

(6) Pursuant to Mr. Czaplicki's severance arrangement with the Company, all stock options previously granted to Mr. Czaplicki will continue to vest in annual increments after the termination of his employment.

(7) All 6,500 options are exercisable at $5.75 per share.

Employment Agreement

         Mr. Alessi is employed as the Company's President and Chief Executive Officer under an employment agreement dated May 29, 1997 ("Alessi Employment Agreement"). The Alessi Employment Agreement expires on June 18, 1999. Mr. Alessi is paid an annual salary of $250,000 and is eligible to receive a bonus of up to $137,500 per year if certain performance objectives established by the Board of Directors are met. The Alessi Employment Agreement includes a covenant not to compete with the Company throughout the United States or solicit customers, franchisees, and employees of the Company for a period of two years following termination of such agreement, and imposes certain non-disclosure obligations on Mr. Alessi with respect to the Company's confidential and proprietary information. The Company may terminate the Alessi Employment Agreement at any time, without cause, upon 30 days notice to Mr. Alessi. Upon such termination, the Company is required to pay Mr. Alessi $250,000 over a one-year period. In addition, in the event of Mr. Alessi's termination without cause, any unvested increment of Mr. Alessi's option shares that would have vested on the succeeding June 18 will be deemed to have vested and be available for exercise, along with all other then vested options in accordance with the post-termination provisions of the Company's Incentive Plan.

         In addition, upon being named President and Chief Executive Officer, Mr. Alessi received an option to purchase 268,065 shares of Common Stock, which on the grant date represented 5% of the fully diluted Common Stock of the Company ("Alessi Option"). The exercise price for the Alessi Option is $4.81, which was the average closing sale price of the Company's Common Stock over the 20 trading days preceding the grant date. The Alessi Option consists of 83,160 incentive stock options and 184,905 non-qualified stock options, which become exercisable in four equal, annual increments commencing June 18, 1997.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consists of Mr. Buckley, Mr. Gruner, Mr. Julian, and Mr. Veillette, none of whom are current for former officers or employees of the Company or any of its subsidiaries. There are no compensation committee interlocks.

Compensation Committee Report Concerning 1997 Compensation of Certain Executive Officers

         This report describes the Company's executive officer compensation strategy, the components of the compensation program, and the manner in which the 1997 compensation determinations were made for the Company's senior management team, including Keith E. Alessi, the Chairman, President and Chief Executive Officer, Martin B. Mazer, the Company's Vice President of Franchise Development and Corporate Offices, and two former executive officers (collectively referred to as the "Executive Officers") whose 1997 compensation is disclosed in the Summary Compensation table of this Proxy Statement.

         In addition to the information set forth under "Executive Compensation" in this Proxy Statement, the Company's Compensation Committee (the "Compensation Committee") is required to provide shareholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers of the Company.

                             Compensation Philosophy

         The Company's compensation packages are designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to the Company and
(iii) the Company's profitability. Historically, the principal components of executive compensation have been (i) a base salary at a stated annual rate, together with certain other benefits as may be provided for from time to time,
(ii) bonuses keyed to the Company's ability to meet or exceed its budgeted goals for the fiscal year; and (iii) awards under the Company's 1994 Long-Term Incentive Plan.

                                CEO Compensation

         Mr. Alessi is employed as the Company's President and Chief Executive Officer under the Alessi Employment Agreement, which expires on June 18, 1999. Mr. Alessi is paid an annual salary of $250,000 and is eligible to receive a bonus of up to $137,500 per year if certain performance objectives established by the Board of Directors are met. The Alessi Employment Agreement includes a covenant not to compete with the Company throughout the United States or solicit customers, franchisees, and employees of the Company for a period of two years following termination of such agreement, and imposes certain non-disclosure obligations on Mr. Alessi with respect to the Company's confidential and proprietary information. The Company may terminate the Alessi Employment Agreement at any time, without cause, upon 30 days notice to Mr. Alessi. Upon such termination, the Company is required to pay Mr. Alessi $250,000 over a one-year period. In addition, in the event of Mr. Alessi's termination without cause, any unvested increment of Mr. Alessi's option shares that would have vested on the succeeding June 18 will be deemed to have vested and be available for exercise, along with all other then vested options in accordance with the post-termination provisions of the Company's Incentive Plan.

         In addition, to attract Mr. Alessi as the Company's President and Chief Executive Officer, Mr. Alessi received an option to purchase 268,065 shares of Common Stock, which on the grant date represented 5% of the fully diluted Common Stock of the Company ("Alessi Option"). The exercise price for the Alessi Option is $4.81, which was the average closing sale price of the Company's Common Stock over the 20 trading days preceding the grant date. The Alessi Option consists of 83,160 incentive stock options and 184,905 non-qualified stock options, which become exercisable in four equal, annual increments commencing June 18, 1997.

                              Severance Agreements

         In 1997, the Company's  senior  management was materially
restructured.  Severance  Agreements were negotiated with John  Hewitt  and
Thomas  Czaplicki.   The  Company's  Consolidated  Financial  Statements
reflect a $1.3 million stock subscription receivable which was due from the Company's former Chairman of the Board of Directors, John T. Hewitt. On September 9, 1996, Mr. Hewitt resigned his position with the Company effective immediately. Mr. Hewitt resigned from the Company's Board of Directors in December 1996. On December 12, 1996, Mr. Hewitt executed a $1.3 million promissory note, which represented all amounts then due the Company, including accrued interest, other than the $99,000 obligation referred to below. This recourse note bore interest at 6.9% per year and required Mr. Hewitt to make monthly interest payments and to repay the principal amount in one lump sum on April 30, 1999. To secure this note, Mr. Hewitt pledged 145,050 shares of the Company's Common Stock to the Company, and granted the Company a proxy to vote this stock until his obligation is repaid in full. On July 14, 1997, Mr. Hewitt prepaid this obligation in full by delivering 82,327 of the pledged shares to the Company. The closing sale price of the Company's Common Stock on July 14, 1997, was $15.50 per share. The Company has agreed to release the remaining 62,723 pledged shares to Mr. Hewitt and cancelled the 82,327 shares. In return for 29 monthly payments of $22,337 each by the Company to Mr. Hewitt, Mr. Hewitt also executed a covenant not to compete with the Company in the United States through April 30, 1999, and agreed not to solicit Company employees, conduct a solicitation of proxies, or disparage the Company or its officers and directors during the same period. In addition, the Company forgave a $99,000 (plus accrued interest) obligation of Mr. Hewitt to the Company, which would have been due and payable on April 30, 1997. Mr. Czaplicki and the Company also entered into a severance agreement in which he agreed not to solicit Company employees, compete with the Company or disparage the Company and its officers and directors for two years.

                               Stock Option Plans

         In 1994, the Board of Directors of the Company adopted, and shareholders approved, the 1994 Long-Term Incentive Plan (the "Incentive Plan") pursuant to which officers and other key employees of the Company are eligible to receive options to purchase Common Stock and other awards as described below. The maximum number of shares of Common Stock that may be issued pursuant to awards under the Incentive Plan is 698,000 (subject to anti-dilution adjustments).

         The Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the discretion to select the individuals to receive awards and to grant such awards and has a wide degree of flexibility in determining the terms and conditions of awards. Subject to limitations imposed by applicable law, the Board of Directors of the Company may amend or terminate the Incentive Plan at any time and in any manner. However, no such amendment or termination may affect a participant's rights under an award previously granted under the Incentive Plan without his or her consent.

         Awards under the Incentive Plan may be in the form of stock options (both nonqualified stock options and incentive stock options), stock appreciation rights, performance shares, and restricted stock, either separately or in such combination as the Compensation Committee may in its discretion deem appropriate. Under the terms of the Incentive Plan, subject to certain conditions, all outstanding awards vest and become exercisable immediately prior to a "change of control" of the Company. A change of control is defined to encompass different types of significant corporate transactions, including reorganizations and mergers, acquisitions of 20% of the Company's Common Stock, or a change in the composition of at least two-thirds of the membership of the Company's Board of Directors over a two year period, other than by reason of death, or the acquisition of at least 5% of the Company's Common Stock if such acquisition is not approved by the Board of Directors. The Incentive Plan remains in effect until all awards under the Incentive Plan have been satisfied by the issuance of shares of Common Stock or the payment of cash. As of July 29, 1997, options to purchase up to 418,869 shares of Common Stock were outstanding under the Incentive Plan.

         In 1996, the Board of Directors of the Company adopted, and shareholders approved, the Non-Employee Director Stock Option Plan ("Director Plan") pursuant to which non-employee directors of the Company are eligible to receive non-qualified stock options pursuant to a formula that grants any new directors options to purchase 10,000 shares and existing directors 2,000 shares upon their re-election each year. Each of these awards vests in increments over five years. Option awards granted pursuant to the Director Plan vest automatically in the event of death, permanent and total disability, or retirement (as defined in the Director Plan) of the director or a change in control or potential change in control of the Company, as defined in such plan. The terms change in control and potential change in control have the meaning similar to those discussed above with respect to the Incentive Plan. As of July 29, 1997, options to purchase up to 42,400 shares of Common Stock were outstanding under the Director Plan.

         Pursuant to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), directors, executive officers, and 10% shareholders of the Company are generally liable to the Company for repayment of any profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3 promulgated under the Exchange Act provides an exemption from Section 16(b) liability for certain transactions by officers or directors that comply with such rule.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

         Section 162(m) of the Internal Revenue Code ("162(m)") precludes the Company from taking a deduction for compensation in excess of $1,000,000 for the Chief Executive Officer or any of its four other highest paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. In adopting the Incentive Plan, the Compensation Committee believes that the Incentive Plan will qualify as performance-based compensation under the regulations issued under Section 162(m).

                                                     - Michael E. Julian
                                                     - Harry W. Buckley
                                                     - Harry S. Gruner
                                                     - William P. Viellette

         THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING THE 1997 COMPENSATION OF CERTAINE EXECUTIVE OFFICERS" SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILLED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCMENTS SO FILED.

Company Stock Price Performance

         The following graph shows a comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Stock Index and an industry peer group constructed by the Company from January, 1994 through April 30, 1997. The industry peer group is described in detail below. The total stockholder return assumes $100 invested in the beginning of the period in the Company's Common Stock, the Standard & Poor's 500 Stock Index and in the peer group index. In developing the industry peer group index, the returns of the companies were weighted according to stock market capitalization at the beginning of each period for which a return is indicated. The industry peer group consists of the Company and the following companies: Ace Cash Express, Inc., Beneficial Corp., H & R Block Inc., Cash America International, Inc., EZ Corp, First Cash, Inc., First Republic Bancorp, Game Financial Corp., Money Store, Inc., Rent Way, Inc., and Renters Choice, Inc.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                       S&P 500 INDEX AND PEER GROUP INDEX


                                    [GRAPH]


                JACKSON HEWITT          S&P 500         PEER GROUP

1992              $100.00               $100.00          $100.00
1993               100.00                100.00           100.00
1994                85.94                 97.44           102.98
1995                31.25                114.46           107.67
1996                21.09                149.04           130.55
1997                63.28                186.33           132.16

                       ASSUMES INITIAL INVESTMENT OF $100

                *  TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
                   NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 11, 1994, the Company sold certain assets related to its operation of a Company-owned territory in Chesapeake, Virginia to Chestax Company, 50% of which is owned by Christopher Drake, the Company's Secretary, Treasurer, and Chief Financial Officer. The purchase price of $272,764 was equal to approximately 120% of the gross revenues of the Jackson Hewitt office as of April 30, 1994, was paid for by Mr. Drake's delivery of an 11%, five-year promissory recourse note to the Company, and was calculated on terms comparable to those of similar transactions with non-affiliates. The Company's gain on the sale of these assets was $89,490. As of April 30, 1997, the unpaid balance of the promissory note was $109,106. The Company believes that the foregoing transaction was consummated on terms consistent with those that would apply to transactions with non-affiliates in similar circumstances.

         The Company's Consolidated Financial Statements included with the 1997 Annual Report to Shareholders reflect a $1.3 million stock subscription receivable which was due from the Company's former Chairman of the Board of Directors, John T. Hewitt. On September 9, 1996, Mr. Hewitt resigned his position with the Company effective immediately. Mr. Hewitt resigned from the Company's Board of Directors in December 1996. On December 12, 1996, Mr. Hewitt executed a $1.3 million promissory note, which represented all amounts then due the Company, including accrued interest, other than the $99,000 obligation referred to below. This recourse note bore interest at 6.9% per year and required Mr. Hewitt to make monthly interest payments and to repay the principal amount in one lump sum on April 30, 1999. To secure this note, Mr. Hewitt pledged 145,050 shares of the Company's Common Stock to the Company, and granted the Company a proxy to vote this stock until his obligation is repaid in full. On July 14, 1997, Mr. Hewitt prepaid this obligation in full by delivering 82,327 of the pledged shares to the Company. The closing sale price of the Company's Common Stock on July 14, 1997, was $15.50 per share. The Company released the remaining 62,723 pledged shares to Mr. Hewitt and cancelled the 82,327 shares used by Mr. Hewitt to repay his obligation. In return for 29 monthly payments of $22,337 each by the Company to Mr. Hewitt, Mr. Hewitt also executed a covenant not to compete with the Company in the United States through April 30, 1999, and agreed not to solicit Company employees, conduct a solicitation of proxies, or disparage the Company or its officers and directors during the same period. In addition, the Company forgave a $99,000 (plus accrued interest) obligation of Mr. Hewitt to the Company, which would have been due and payable on April 30, 1997.

         In December 1996, the Company entered into a binding letter of intent with Susan Ventresca, a former franchisee and director of the Company, to purchase her franchised territories and all related assets (the "Territories") at the end of the 1997 tax season. Ms. Ventresca resigned from the Board of Directors in December 1996 and the transaction closed in June 1997. The terms of the agreement allowed the Company to audit Ms. Ventresca's franchise operations for the one-year period ended April 30, 1997, to determine the purchase price of the Territories. The purchase price was determined based on a formula equal to the lesser of (i) six times the cash flow (defined as earnings before interest, taxes, depreciation and amortization) of the Territories or (ii) 120% of the gross revenues of the Territories, plus $40,000 (which represents the value of two additional territories held by Ms. Ventresca) minus all outstanding debt to the Company. All payments on Ms. Ventresca's outstanding notes receivable due to the Company on February 28, 1997 were deferred until the closing of the transaction. This formula resulted in a net payment to Ms. Ventresca of $241,289. The Company believes that the foregoing transactions with Ms. Ventresca were consummated on terms consistent with those that would apply to transactions with non-affiliates in similar circumstances.

         On July 3, 1997, the Company completed a tax-free recapitalization transaction with its former preferred shareholders ("Preferred Shareholders") pursuant to which the Company exchanged 699,707 shares of Common Stock for the 504,950 then outstanding shares of the Company's Series A Convertible Preferred Stock. The Preferred Shareholders include Geocapital II, L.P. and Geocapital III, L.P., two affiliated partnerships which collectively own in excess of 5% of the Company's issued and outstanding stock, and JMI Equity Fund, L.P., of which Harry Gruner, a director of the Company, is a general partner.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of stock of the Company to file initial reports of ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the SEC and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all directors, officers and greater than 10% beneficial owners have complied with the SEC interpretations regarding applicable Section 16(a) filing requirements.

               PROPOSAL 3. AMENDMENT TO ARTICLES OF INCORPORATION
                      TO INCREASE THE NUMBER OF AUTHORIZED
                  SHARES OF COMMON STOCK THE COMPANY MAY ISSUE

         The Board of Directors has unanimously approved, and recommends to the shareholders that they adopt, an amendment to the Company's Articles of Incorporation that would increase the Company's authorized Common Stock from 10 million shares to 30 million shares.

         Of the 10 million currently authorized shares of Common Stock, as of August 29, 1997, 6,611,810 shares have been issued and 323,185 shares are reserved for issuance under the Company's stock option plans. This leaves a balance of 3,065,005 authorized but unissued shares of Common Stock available and unreserved for future use. The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock.

         The Board of Directors believes that an increase in the number of shares of authorized Common Stock would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible financing and acquisition transactions, stock splits or dividends, issuances of shares in connection with employee benefit programs and other general corporate purposes. While the currently authorized shares are sufficient to provide for the Company's present needs, having such authorized shares available for issuance in the future would give the Company greater flexibility to respond to future developments and a variety of possible transactions and allow Common Stock to be issued without the expense and delay of a special meting of the shareholders. The Company has no current plans to issue shares of additional capital stock, nor are there any present plans or arrangements with respect to the issuance of the increased authorized shares.

         Unless otherwise required by applicable law or regulation, the additional shares of Common Stock will be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board of Directors, although certain large issuances of shares might require shareholder approval in accordance with the requirements of The Nasdaq Stock Market.

         The Board of Directors could use the additional shares of Common Stock to discourage an attempt to change control of the Company. However, the Board of Directors has no present intention of issuing any shares of Common Stock for such purpose, and Proposal 3 is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

         The Company's larger number of authorized shares of Common Stock could be used by the Board of Directors to impede persons seeking to gain control of the Company if the Board of Directors considered the actions of such person not to be in the best interests of the shareholders of the Company. However, the Company already has 3,065,005 authorized but unissued shares of Common Stock, as well as preferred stock, that could be used for the same purpose. For example, the issuance of additional authorized shares of capital stock in general could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company. The issuance of additional capital stock, whether or not in connection with a contest for control, would in most cases dilute the voting power of each stockholder and might dilute earnings and book value on a per share basis. A large number of shares of capital stock also could be privately placed with purchasers friendly to the Company in opposing a hostile takeover bid.. In any such situation, each director of the Company would be required to discharge his duties in accordance with his good faith business judgment of the best interests of the Company and its shareholders.

         A copy of the proposed amendment to the Company's Articles of Incorporation is attached to this Proxy Statement as Exhibit B.

THE BOARD OF DIRECTORS RECOMMENTS A VOTE FOR THE PROPOSED AMENDMENT. TO THE COMPANY'S ARTICLES OF INCORPORATIONN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK THE COMPANY MAY ISUE.

              PROPOSAL 4.  RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors, upon recommendation of its Audit Committee, intends to appoint KPMG Peat Marwick LLP as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending April 30, 1998, and the Board of Directors desires that such appointment be ratified by the shareholders. KPMG Peat Marwick LLP has audited the financial statements of the Company since the period ended April 30, 1995.

         A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such Proxy.

                        SUBMISSION OF PROPOSALS FOR 1998

         The next Annual Meeting of Shareholders will be held on or about October 8, 1998. Any shareholder of the Company who wishes to present a proposal at the next Annual Meeting of Shareholders of the Company, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must deliver a copy of such proposal to the Company at 4575 Bonney Road, Virginia Beach, Virginia 23462, Attention: Chief Executive Officer, no later than June 1, 1998.

                                     GENERAL

         The Company's 1997 Annual Report to Shareholders accompanies this Proxy Statement. The 1997 Annual Report to Shareholders does not form any part of the material for the solicitation of Proxies. Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K for the fiscal year ended April 30, 1997, as filed with the Securities and Exchange Commission, without charge. Please direct written requests for a copy of the Form 10-K to: Keith E. Alessi, President and Chief Executive Officer, Jackson Hewitt Inc., 4575 Bonney Road, Virginia Beach, Virginia 23462.

             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                                            By Order of the Board of Directors

                                            September 26, 1997

                                   EXHIBIT A

                   Copy of Proposed Amendment to Articles of
                    Incorporation to Create Classified Board


         (a) Commencing with the 1997 annual meeting of shareholders, the Board of Directors shall be divided into three classes, Class A, Class B, and Class C, as nearly equal in number as possible. At the 1997 annual meeting of shareholders, directors of the first class (Class A) shall be elected to hold office for a term expiring at the 1998 annual meeting of shareholders; directors of the second class (Class B) shall be elected to hold office for a term expiring at the 1999 annual meeting of shareholders; and directors of the third class (Class C) shall be elected to hold office for a term expiring at the 2000 annual meeting of shareholders. At each annual meeting of shareholders after the 1997 annual meeting, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.

         (b) Any director may only be removed by shareholders for cause.

                                   EXHIBIT B


Copy of Proposed Amendment to Articles of Incorporation to Increase Authorized Shares of Common Stock

         The aggregate number of shares which the Corporation shall have authority to issue and the par value per share are as follows:

             (i)   Class               Number of Shares  Par Value per Share
                   -----               ----------------  -------------------
                   Common Stock           30,000,000            $.02
                   Preferred Stock         1,000,000          No Par

           (ii) The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of the class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any share thereof. The Preferred Stock of all series shall have the preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series in the same class. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on outstanding shares of Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                              JACKSON HEWITT INC.
                            VIRGINIA BEACH, VIRGINIA

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                OCTOBER 30, 1997

    The undersigned acknowledges receipt of the Annual Report to Shareholders and the accompanying Notice of Annual Meeting and Proxy Statement dated September 26, 1997 and revoking all prior proxies, hereby appoints Harry W. Buckley and Keith E. Alessi (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the stock of Jackson Hewitt Inc. held of record by the undersigned on September 11, 1997, at the Annual Meeting of Shareholders to be held on October 30, 1997, and at any adjournment thereof.

(1) To approve an amendment to the Company's Articles of Incorporation to create a classified Board of Directors.

                      [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

(2) Election of Directors.

    2.1 For election as a Class A Director to hold office until the 1998 annual meeting and until his successor is elected and qualified:

                     [ ] FOR         [ ] WITHHELD

                     Harry S. Gruner

    2.2 For election as Class B Directors to hold office until the 1999 annual meeting and until their successors are elected and qualified:

                     [ ] FOR         [ ] WITHHELD

                     Keith E. Alessi      William P. Veillette

    2.3 For election as Class C Directors to hold office until the 2000 annual meeting and until their successors are elected and qualified:

                     [ ] FOR         [ ] WITHHELD

                     Harry S. Buckley      Michael E. Julian, Jr.

AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES MAY BE WITHHELD BY STRIKING THROUGH THE NOMINEE'S NAME LISTED ABOVE.

(3) To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to 30 million.

                      [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

(4) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending April 30, 1998.

                      [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

(5) IN THEIR DISCRETION, on such other matters as may properly come before the Annual Meeting, or, if any nominee listed in Proposal 2 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy is revocable at any time prior to its exercise. This proxy, when properly executed, will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2.1, 2.2, 2.3, 3 AND 4.

                                              PLEASE SIGN YOUR NAME(S) EXACTLY
                                              AS THEY APPEAR HEREON. IF SIGNER
                                              IS A CORPORATION, PLEASE SIGN THE
                                              FULL CORPORATE NAME BY A DULY
                                              AUTHORIZED OFFICER. IF AN
                                              ATTORNEY, GUARDIAN, ADMINISTRATOR,
                                              EXECUTOR, OR TRUSTEE, PLEASE GIVE
                                              FULL TITLE AS SUCH. IF A
                                              PARTNERSHIP, SIGN IN PARTNERSHIP
                                              NAME BY AUTHORIZED PERSON.

                                              Date:______________________, 1997.

                                              __________________________________

                                              __________________________________

                                              PLEASE COMPLETE, DATE, SIGN AND
                                              RETURN THIS PROXY PROMPTLY IN THE
                                              ACCOMPANYING ENVELOPE.